Exhibit 5.2

STIKEMAN ELLIOT

Stikeman Elliot LLP             Barristers & Solicitors

1155 René-Lévesque Blvd. West, 40th Floor, Montreal, Quebec, Canada H3B 3V2

Tel: (514) 397-3000             Fax: (514) 397-3222             www.stikeman.com

October 25, 2004

INTERTAPE POLYMER GROUP INC.

INTERTAPE POLYMER INC.

110 E. Montee De Liesse

St.Laurent, Quebec

Canada H4T 1N4

Re:	U.S. $125,000,000 aggregate principal amount of 8½% Senior Subordinated Notes due 2014 of Intertape Polymer US Inc.

Ladies and Gentlemen:

We have acted as special Québec counsel to Intertape Polymer Group Inc., a Canadian corporation (the “Parent”), and Intertape Polymer Inc., a Canadian corporation (“IPI”), a wholly-owned subsidiary of the Parent, in connection with the issuance and exchange (the “Exchange Offer”) of up to U.S. $125,000,000 aggregate principal amount of the 8½% Senior Subordinated Notes due 2014 (the “Exchange Notes”), to be issued by Intertape Polymer US Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Company”), for an equal principal amount of the Company’s 8½% Senior Subordinated Notes due 2014 outstanding on the date hereof (the “Private Notes”). The Exchange Notes will be issued pursuant to the Indenture, dated as of July 28, 2004 (the “Indenture”), by and among the Company, as issuer, the guarantors named therein (the “Guarantors”) and Wilmington Trust Company, as trustee. The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors, including the Parent and IPI.

1. Examinations

In connection with the opinions hereinafter expressed, we have examined:

(a)	the Exchange Guarantees (as defined below) executed by the Parent and IPI;

(b)	the Indenture;

(c)	the registration rights agreement dated July 28, 2004 among the Company, certain of the Guarantors and the Initial Purchasers (as defined therein);

(d)	certificates of compliance in respect of the Parent and IPI issued by Industry Canada and each dated October 18, 2004; and

(e)	certificates of officers of the Parent and IPI dated July 28, 2004 and October 25, 2004 respectively in relation to various factual matters (collectively, the “Officer Certificates”).

We have also examined copies, certified or otherwise, identified to our satisfaction, of such documents, papers, instruments and certificates of public officials and have made such other examinations and investigations as we have considered relevant or necessary as a basis for the opinions hereinafter expressed.

2. Assumptions and Reliance

In our foregoing examinations, we have assumed, without independent verification or investigation: (i) the legal capacity of all individuals, the genuineness of all signatures (other than those of the persons executing any document on behalf of the Parent and IPI) on, and the authenticity and completeness of, all documents submitted to us as original documents, and the conformity to authentic original documents of all documents submitted to us as certified, notarial, photostat or similarly reproduced copies of such original documents; (ii) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials or such officers; and (iii) the completeness, truth and accuracy of all facts set forth in the Officer Certificates.

3. Laws

Our opinions set out below are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein, as of the date of this opinion letter.

4. Opinions

Based upon and relying on the foregoing and subject to the assumptions and limitations set forth herein, we are of the opinion that:

4.1.	Each of the Parent and IPI is a corporation amalgamated and existing under the Canada Business Corporations Act (the “CBCA”). Each of the Parent and IPI is up to date in filing its annual returns and financial statements required pursuant to the CBCA.

4.2.	The Guarantees of the Exchange Notes (the “Exchange Guarantees”) of the Parent and IPI have been duly authorized by all necessary corporate action on the part of the Parent and IPI, and when the Registration Statement on Form F-4 and S-4 relating to the Exchange Offer (the “Registration Statement”) has become effective under the Securities Act of 1933 (United States of America) and when the Exchange Guarantees of the Parent and IPI are executed by any officer or director of the Parent and IPI respectively and delivered in accordance with the terms of the Exchange Offer in exchange for the Guarantees of the Parent and IPI of the Private Notes, the Exchange Guarantees of the Parent and IPI will have been validly executed, issued and delivered.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to us under the captions “Enforceability of Judgments Against Parent”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (United States of America) or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is limited to the matters stated herein and is addressed to you for the purposes of the transactions contemplated in respect of the Exchange Offer only.

Very truly yours,

STIKEMAN ELLIOTT LLP